EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
TO THE BYLAWS OF
NETAPP, INC.
     The undersigned, Andrew Kryder, hereby certifies that he is the duly appointed, qualified, and acting Secretary, General Counsel, and Senior Vice President, Legal and Tax of NetApp, Inc., a Delaware corporation (the “Company”), and that on April 1, 2009, pursuant to Article III, Section 1 of the Bylaws of the Company, the Board of Directors (the “Board”) of the Company amended such Bylaws as set forth below:
     “Decrease in the Number of Directors
WHEREAS, the Board deems it advisable and in the best interests of the Company and its stockholders to decrease the number of authorized directors on the Board from eleven (11) to ten (10); and WHEREAS, Article III, Section 1 of the Bylaws of the Company states, in relevant part:
The number of directors of this corporation that shall constitute the whole Board shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.
RESOLVED: That the number of authorized directors on the Board be, and hereby is, decreased from eleven (11) to ten (10).”
     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 1st day of April, 2009.

By:	/s/ Andrew Kryder
Signature
Andrew Kryder Secretary, General Counsel, and Senior Vice President, Legal and Tax